Exhibit 21.1

List of Significant Subsidiaries

Name	Country of incorporation
ECART Internet Services Nigeria	Nigeria
ECART services Ivory Coast SRL	Ivory Coast
ECART services Kenya Limited	Kenya
ECART services Morocco Sarl	Morocco
Jumia Egypt LLC	Egypt

1